Exhibit 99.1

BIOHAVEN REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS AND REPORTS RECENT BUSINESS DEVELOPMENTS

–Antitrust approvals have been granted by the relevant governing authorities, including the Federal Trade Commission ("FTC"), with respect to the previously announced Pfizer Inc. acquisition of Biohaven Pharmaceutical Holding Company Ltd.; preliminary proxy statement has been filed with the SEC
–NURTEC® ODT (rimegepant) TRx volumes grew 11% and net product revenue was $194 million, up sequentially 57%
–Anticipated closing of the merger agreement necessitates accounting of derivative losses in the amount of $1.57 per share resulting in a total second quarter reported net loss of $6.21 per share; non-GAAP adjusted net loss1 for the second quarter was $3.82 per share
–Featured 31 new and encore presentations, including three late-breakers and three oral presentations, spotlighting robust Nurtec ODT and zavegepant migraine data at the 64th annual scientific meeting of the American Headache Society; oral presentations included first of its kind study in migraine reporting on the safety and benefits of Nurtec ODT when used as preventive treatment and as-needed for acute treatment of migraine
–Zavegepant nasal spray New Drug Application ("NDA") filing accepted by the U.S. Food and Drug Administration ("FDA"), with a Prescription Drug User Fee Act goal date set for first quarter of 2023
–Commenced enrollment in Phase 3 clinical trial assessing efficacy and safety of taldefgrobep alfa in patients with Spinal Muscular Atrophy

NEW HAVEN, Conn., August 5, 2022 /PRNewswire/ – Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders, today reported financial results for the second quarter ended June 30, 2022, and provided a review of recent accomplishments during and anticipated upcoming milestones.

Vlad Coric, M.D., Chairman and Chief Executive Officer of Biohaven, commented, "As expected, we observed a strong rebound in NURTEC ODT net revenue as first quarter seasonal dynamics abated. Net product revenue of $194 million for the quarter represented a 57% sequential increase compared to the first quarter and reflects strong product demand. In addition, the sales mix of our 2-pack (16-tablet count) of Nurtec ODT continued to ramp in the second quarter. Investments made in first quarter copay programs drove volume and net revenue growth, and the benefits of the only ‘all-in-one’ therapy to treat and prevent migraine continued to resonate with and improve the lives of patients living with migraine. And now, with the intranasal zavegepant NDA filing acceptance, we are closer to bringing a new, critical medication to market that offers migraine patients ultra-rapid relief in as early as 15 minutes, and addresses the needs of patients experiencing nausea or vomiting who need non-oral treatment options.”

Dr. Coric continued, “We are excited about the vast opportunities beyond CGRP and have made tremendous strides across our broader pipeline, starting with our program in focal epilepsy with what we believe is a best-in-class approach to Kv7 potassium channel activation. We are working hard to expedite enrollment in our Phase 1 trial and look forward to exploring its potential in other epilepsy types as well as in pain and affective disorders. Likewise, we recently dosed the first subject in our Phase 3 trial evaluating taldefgrobep alfa in subjects with Spinal Muscular Atrophy; we look forward to driving enrollment in this trial and exploring the potential of taldefgrobep alfa in additional indications. We also remain on track to report topline results from the verdiperstat arm of the platform trial in ALS, sponsored by the Sean M. Healey & AMG Center for ALS at Massachusetts General Hospital in the second half of the year. We are excited about the paradigm-shifting approaches we’re exploring across our expanding pipeline and will continue working determinedly to improve outcomes for patients living with neuroscience diseases.”

1 Adjusted net loss per share is a non GAAP measure as defined below. See the table s below for a reconciliation to the most comparable GAAP measure.

Second Quarter and Recent Business Highlights

•Q2 2022 net product revenue from sales of NURTEC ODT totaled $194 million, up sequentially 57% compared to Q1 2022 – NURTEC ODT has now achieved over 2,200,000 prescriptions, and over 79,000 unique prescribers through June 30, 2022, an increase of 11,500 prescribers from the first quarter, signaling continued traction across the prescribing community. The $194 million in net product revenues for the quarter represents a 109% increase over the second quarter of 2021 and a 57% increase from net product revenues over the first quarter of 2022. The increase of $70 million in net product revenues as compared to the first quarter of 2022 is due primarily to increased NURTEC ODT prescription sales volume and favorable pack mix per prescription. In addition, we continue to see improvements in patient affordability / copay support needs as patients satisfy annual deductible obligations. These are marginally offset by additional rebates during the second quarter of 2022 compared to the first quarter of 2022. The Company remains on track to meet full year 2022 net product sales guidance of $825 - $900 million.

•Antitrust approval granted for proposed acquisition by Pfizer; other closing conditions – As previously disclosed, Biohaven entered into an agreement and plan of merger with Pfizer, Inc. ("Pfizer") on May 10, 2022, under which Pfizer will acquire Biohaven (the “Merger”). Under the terms of the agreement, Pfizer will acquire all outstanding shares of Biohaven not already owned by Pfizer for $148.50 per share in cash. Biohaven common shareholders, including Pfizer, will also receive 0.5 of a share of New Biohaven, a new publicly traded company that will retain Biohaven’s non-CGRP development stage pipeline compounds, per Biohaven common share. The boards of directors of both Biohaven and Pfizer have unanimously approved the transaction. Pfizer will pay transaction consideration totaling approximately $11.6 billion in cash. Pfizer will also make payments at closing to settle Biohaven’s third party debt and for the redemption of all outstanding shares of Biohaven’s redeemable preferred stock.
◦Consummation of the Merger is conditioned upon, among other things, expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The applicable waiting period under the HSR Act expired at 11:59 p.m., ET, on June 27, 2022.
◦In addition to antitrust approval in the United States, the Merger was cleared by the German Federal Cartel Office on June 13, 2022, and was cleared by the Austrian Federal Competition Authority on June 23, 2022. On June 24, 2022, in response to a briefing paper filed by Pfizer on May 20, 2022, the UK Competition and Markets Authority confirmed that no further information is required on the Merger.
◦The Merger transaction is also subject to completion of the New Biohaven spin-off transaction and customary closing conditions, including the approval of Biohaven's shareholders. The Company filed a preliminary proxy statement with the United States Securities and Exchange Commission (“SEC”) on July 1, 2022.

•U.S. FDA accepted Biohaven's zavegepant NDA filing for the acute treatment of migraine in adults – In May, the Company announced that the FDA filed and accepted for review the Company's recently submitted NDA for zavegepant, the only small molecule calcitonin gene-related peptide ("CGRP") receptor antagonist in an intranasal formulation, for the acute treatment of migraine in adults. The Prescription Drug User Fee Act ("PDUFA") goal date for completion of the FDA review of the NDA is set for the first quarter of 2023. The Company had announced the achievement of positive results in the pivotal trial of zavegepant for the acute treatment of migraine in adults in December, 2021.

•Commenced enrollment in Phase 3 Spinal Muscular Atrophy ("SMA") study – In July, the Company commenced enrollment in a Phase 3 clinical trial assessing the efficacy and safety of taldefgrobep alfa in Spinal Muscular Atrophy (SMA). Taldefgrobep targets myostatin, a natural protein that limits skeletal muscle growth, through two mechanisms: lowering myostatin directly and blocking key downstream signaling mechanisms. The Company expects to enroll approximately 180 patients in this randomized, double-blind, placebo-controlled global trial.

•Global Coalition for Adaptive Research ("GCAR") commenced enrollment in Glioblastoma Adaptive Global Innovative Learning Environment ("GBM Agile") Phase 2-3 adaptive platform trial for patients with glioblastoma – In July, GCAR announced the activation of Biohaven's troriluzole and Vigeo Therapeutics’ VT1021 in GBM AGILE, a patient-centered, adaptive platform trial for registration that tests multiple therapies for patients with newly-diagnosed and recurrent glioblastoma

("GBM"). GBM AGILE is an international, innovative platform trial designed to more rapidly identify and confirm effective therapies for patients with glioblastoma through response adaptive randomization. The new interventions are opening first at Henry Ford Health Cancer in Detroit under Henry Ford site Principal Investigator Dr. Tom Mikkelsen and will subsequently open at more than 40 trial sites across the United States with additional global sites to follow.

•Phase 3 clinical trial of troriluzole did not reach statistical significance in overall SCA population – In May, the Company announced top-line results from a Phase 3 clinical trial evaluating the efficacy and safety of its investigational therapy, troriluzole, in patients with spinocerebellar ataxia (SCA). The primary endpoint, change from baseline to Week 48 on the modified functional Scale for the Assessment and Rating of Ataxia (f-SARA), did not reach statistical significance in the overall SCA population as there was less than expected disease progression over the course of the study. However, post hoc analysis of efficacy measures by genotype suggested a treatment effect in patients with the SCA Type 3 (SCA3) genotype, which represents the most common form of SCA and accounted for 41 percent of the study population. In the SCA3 subgroup, troriluzole showed a numerical treatment benefit on the change in f-SARA score from baseline to Week 48 compared to placebo. Given the debilitating nature of the disease and lack of approved therapies, the Company intends to share the SCA3 genotype data with regulators and work with the FDA to address a path forward for troriluzole in SCA.

•Presented new Nurtec ODT, zavegepant, and migraine health economics and outcomes research (HEOR) data at the American Headache Society Annual Scientific Meeting – In June, the Company presented 31 new and encore presentations, including three late-breakers and three oral presentations, at the 64th annual scientific meeting of the American Headache Society. Key updates:
◦The Company presented full Phase 3 results for zavegepant nasal spray as an acute treatment of migraine as well as data from a 52-week open label extension study of Nurtec® ODT (rimegepant) evaluating every other day preventive treatment of migraine plus as an as-needed acute treatment, and estimated reductions in monthly migraine days (MMDs) with rimegepant acute treatment.
◦Late-breaking submissions highlighted new data about patterns of medication utilization and migraine frequency for adults using Nurtec ODT as a preventive and acute treatment, results from a Phase 1 trial of Nurtec ODT in healthy Chinese adults, and outcomes of a Phase 3 study of Nurtec ODT conducted in China and Korea as an acute treatment of migraine.
◦Several HEOR posters notably highlighted (1) reductions in the prevalence of medication overuse headache following Nurtec ODT initiation, (2) reduced mean monthly quantity of dispensed Nurtec ODT which is potentially reflective of MMD reductions, (3) patient survey studies that illustrate preference for ODT oral formulations versus injectable or IV treatments in prevention, (4) improvements in health-related quality of life with long-term Nurtec ODT treatment, (5) the high interictal burden of migraine, and (6) patient reported attenuation of effect with biologic treatment in prevention.

Upcoming Milestones:

Biohaven is continuing to support the commercialization of NURTEC ODT for the acute and preventive treatment of migraine, as well as develop its product candidates through clinical and preclinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones across its platforms in the coming quarters.

Biohaven expects to:

•Consummate the acquisition by Pfizer by early 2023, subject to the completion of the new Biohaven spin-off transaction and other customary closing conditions.
•Advance Phase 1 study of BHV-7000 (Kv7) in focal epilepsy.
•Continue to advance the commercialization of NURTEC ODT (rimegepant) for the acute and preventive treatment of migraine.
•Continue to advance the zavegepant (intranasal spray) program towards commercialization for the acute treatment of migraine.
•Submit an NDA for the acute treatment of migraine in China in the second half of 2022.
•Report topline of verdiperstat in ALS in the second half of 2022.
•Complete enrollment in Phase 3 study of troriluzole in Obsessive-Compulsive Disorder in 2023.

Capital Position:

Cash, cash equivalents, and marketable securities as of June 30, 2022, were $553.5 million, excluding $0.8 million of restricted cash, compared to $364.6 million as of December 31, 2021. On January 4, 2022, we received $500.0 million in upfront proceeds from Pfizer relating to our strategic collaboration arrangement, consisting of $150.0 million cash and $350.0 million in proceeds from the purchase of Biohaven common shares at a 25% market premium. In addition, during the second quarter of 2022 we drew $125.0 million in non-dilutive committed capital from our credit facility with Sixth Street.

Second Quarter 2022 Financial Highlights

Product Revenue, Net: Net product revenue was $194.0 million for the three months ended June 30, 2022, compared to $92.9 million for the three months ended June 30, 2021. The increase of $101.0 million in net product revenue was primarily due to increased NURTEC ODT sales volume as well as an increase in average pills per prescription during the three months ended June 30, 2022, compared to the three months ended June 30, 2021. The increase in the second quarter of 2022 compared to the second quarter of 2021 was also benefited from improved patient affordability support, partially offset by additional rebate related sales allowances.

Collaboration and Other Revenue: Collaboration and other revenue was $21.1 million for the three months ended June 30, 2022. No collaboration and other revenue was recognized for the three months ended June 30, 2021. The collaboration and other revenue recognized during the three months ended June 30, 2022 was primarily due to $20.0 million of variable consideration recognized as part of our collaboration arrangement with Pfizer.

Research and Development ("R&D") Expenses: R&D expenses, including non-cash share-based compensation costs, were $218.5 million for the three months ended June 30, 2022, compared to $77.4 million for the three months ended June 30, 2021. The increase of $141.1 million was primarily due to the acquisition of our Kv7 Platform from Knopp Biosciences LLC in April 2022 for $93.7 million and a $25.0 million development milestone related to BHV-7000, increased program expenses for rimegepant, and increased personnel costs. Non-cash share-based compensation expense was $16.6 million for the three months ended June 30, 2022, an increase of $7.4 million as compared to the same period in 2021.

Selling, General and Administrative ("SG&A") Expenses: SG&A expenses, including non-cash share-based compensation costs, were $250.5 million for the three months ended June 30, 2022, compared to $170.1 million for the three months ended June 30, 2021. The increase of $80.4 million was primarily due to increases in spending to support increased commercial sales of NURTEC ODT, including the launch of NURTEC ODT for the preventative treatment of migraine which was approved by the FDA in May of 2021. Additionally, approximately $9.6 million of the increased SG&A expense related to fees incurred in connection with the Pfizer Merger, including increased legal and accounting costs. Less than half of the SG&A expense was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense was $23.6 million for the three months ended June 30, 2022, an increase of $7.3 million as compared to the same period in 2021.

Other Expense, Net: Other expense, net was $152.2 million for the three months ended June 30, 2022, compared to $34.9 million for the three months ended June 30, 2021. The increase of $117.3 million in net expense was primarily due to a $109.7 million change in fair value of derivative liabilities, as well as $9.3 million of increased interest expense as a result of additional borrowings under our debt facility with Sixth Street Specialty Lending, Inc. ("Sixth Street"). The change in fair value of derivative liabilities was a result of derivative liabilities recorded in connection with change of control provisions associated with the pending acquisition of Biohaven by Pfizer for our series A and B preferred shares and term loans with Sixth Street.

Net Loss: Biohaven reported a net loss attributable to common shareholders for the three months ended June 30, 2022, of $441.4 million, or $6.21 per share, compared to $210.6 million, or $3.23 per share for the same period in 2021. Anticipated closing of the merger agreement necessitates accounting of derivative losses in the amount of $1.57 per share resulting in a total second quarter reported net loss of $6.21 per share. Non-GAAP adjusted net loss for the three months ended June 30, 2022 was $271.4 million, or $3.82 per share, compared to $170.9 million, or $2.62 per share for the same period in 2021. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of derivatives and gains or losses from equity method investment. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. These measures exclude (i) non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, (ii) interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owed, (iii) changes in the fair value of derivative liability, which does not correlate to actual cash payment obligations in the relevant periods, and (iv) gains or losses from equity method investment, which are non-cash and based on the financial results and valuation of another company that we did not manage or control.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven's results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Biohaven's ongoing operating performance and are better able to compare Biohaven's performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a global commercial-stage biopharmaceutical company with a portfolio of innovative therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's Neuroinnovation™ portfolio includes FDA-approved NURTEC® ODT (rimegepant) for the acute and preventive treatment of migraine (EMA-approved as VYDURA® for the acute treatment of migraine with or without aura, and prophylaxis of episodic migraine in adults who have at least four migraine attacks per month) and a broad pipeline of late-stage product candidates across five distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine and other CGRP-mediated diseases; glutamate modulation for obsessive-compulsive disorder and spinocerebellar ataxia; myeloperoxidase (MPO) inhibition for amyotrophic lateral sclerosis; Kv7 ion channel activators for focal epilepsy and neuronal hyperexcitability, and myostatin inhibition for neuromuscular diseases. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", "will", "anticipate", "expect" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of Biohaven's management about NURTEC ODT as an acute treatment for patients with migraine and preventive treatment for migraine. Factors that could affect these forward-looking statements include those related to: Biohaven's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials; the timing of planned interactions and filings with the FDA; the timing and outcome of expected regulatory filings; the potential commercialization of Biohaven's product candidates; the potential for Biohaven's product candidates to be first in class or best in class therapies; and the effectiveness and safety of Biohaven's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2022, and in Biohaven's subsequent filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this new release, and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Product revenue, net	$193,954	$92,933	$317,544	$136,756
Collaboration and other revenue	21,125	—	216,387	—
Total revenue	215,079	92,933	533,931	136,756
Operating expenses:
Cost of sales	35,741	17,339	62,083	30,201
Research and development	218,480	77,428	337,579	184,539
Selling, general and administrative	250,455	170,057	477,698	329,580
Total operating expenses	504,676	264,824	877,360	544,320
Loss from operations	(289,597)	(171,891)	(343,429)	(407,564)
Other income (expense):
Interest expense	(17,114)	(7,836)	(34,330)	(15,567)
Interest expense on mandatorily redeemable preferred shares	(8,077)	(8,042)	(15,994)	(15,985)
Interest expense on liability related to sale of future royalties	(18,045)	(14,499)	(35,359)	(28,007)
Change in fair value of derivatives	(111,197)	(1,490)	(107,593)	(1,700)
Gain from equity method investment	—	—	—	5,261
Other income (expense), net	2,229	(3,051)	2,310	(4,751)
Total other expense, net	(152,204)	(34,918)	(190,966)	(60,749)
Loss before provision for income taxes	(441,801)	(206,809)	(534,395)	(468,313)
Provision for income taxes	84	4,350	24,387	8,174
Net loss	(441,885)	(211,159)	(558,782)	(476,487)
Net loss attributable to non-controlling interests	498	540	996	900
Deemed dividend upon repurchase of preferred shares in consolidated subsidiary	—	—	(92,673)	—
Net loss attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd.	$(441,387)	$(210,619)	$(650,459)	$(475,587)
Net loss per share attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(6.21)	$(3.23)	$(9.20)	$(7.48)
Weighted average common shares outstanding—basic and diluted	71,043,693	65,112,179	70,689,949	63,584,932

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$235,807	$171,945
Marketable securities	317,679	192,648
Trade receivables, net	352,449	308,269
Inventory	106,561	80,608
Prepaid expenses	100,360	88,838
Other current assets	61,485	33,946
Total current assets	1,174,341	876,254
Property and equipment, net	15,727	14,690
Intangible assets, net	75,112	56,438
Other assets	121,069	129,830
Total assets	$1,386,249	$1,077,212
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$64,149	$51,683
Accrued expenses and other current liabilities	545,307	420,019
Current portion of mandatorily redeemable preferred shares	62,500	62,500
Total current liabilities	671,956	534,202
Long-term debt	764,983	626,720
Liability related to sale of future royalties, net	388,027	367,645
Mandatorily redeemable preferred shares, net	180,213	155,737
Derivative liabilities	110,129	13,110
Obligation to perform R&D services	29,972	50,571
Other long-term liabilities	46,527	12,236
Total liabilities	2,191,807	1,760,221
Contingently redeemable non-controlling interests	—	60,000
Total shareholders’ deficit attributable to Biohaven Pharmaceutical Holding Company Ltd.	(800,933)	(739,380)
Non-controlling interests in consolidated subsidiaries	(4,625)	(3,629)
Total shareholders' deficit	(805,558)	(743,009)
Total liabilities and shareholders’ deficit	$1,386,249	$1,077,212

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(441,387)	$(210,619)	$(650,459)	$(475,587)
Add: non-cash share-based compensation expense	40,765	25,586	123,091	74,312
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	—	—	7,943
Add: non-cash interest expense on liability related to sale of future royalties	18,042	12,176	35,351	24,148
Add: (gain) loss from change in fair value of derivatives	111,197	1,490	107,593	1,700
Add: (gain) loss from equity method investment	—	—	—	(5,261)
Non-GAAP adjusted net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(271,383)	$(170,867)	$(384,424)	$(359,802)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(6.21)	$(3.23)	$(9.20)	$(7.48)
Add: non-cash share-based compensation expense	0.57	0.40	1.74	1.17
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	—	—	0.12
Add: non-cash interest expense on liability related to sale of future royalties	0.25	0.19	0.50	0.38
Add: (gain) loss from change in fair value of derivatives	1.57	0.02	1.52	0.03
Add: (gain) loss from equity method investment	—	—	—	(0.08)
Non-GAAP adjusted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(3.82)	$(2.62)	$(5.44)	$(5.66)

About NURTEC ODT

NURTEC ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine with or without aura and the preventive treatment of episodic migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily to treat or every other day to help prevent migraine attacks. For more information about NURTEC ODT, visit www.nurtec.com. The most common adverse reaction was nausea and abdominal pain/indigestion. Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Indication

NURTEC ODT orally disintegrating tablets is a prescription medicine that is used to treat migraine in adults. It is for the acute treatment of migraine attacks with or without aura and the preventive treatment of episodic migraine. It is not known if NURTEC ODT is safe and effective in children.

Important Safety Information

Do not take NURTEC ODT if you are allergic to NURTEC ODT (rimegepant) or any of its ingredients.

Before you take NURTEC ODT, tell your healthcare provider (HCP) about all your medical conditions, including if you:

◦have liver problems,
◦have kidney problems,
◦are pregnant or plan to become pregnant,
◦breastfeeding or plan to breastfeed.

Tell your HCP about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

NURTEC ODT may cause serious side effects including allergic reactions, including trouble breathing and rash. This can happen days after you take NURTEC ODT. Call your HCP or get emergency help right away if you have swelling of the face, mouth, tongue, or throat or trouble breathing. This occurred in less than 1% of patients treated with NURTEC ODT.

The most common side effects of NURTEC ODT were nausea (2.7%) and stomach pain/indigestion (2.4%). These are not the only possible side effects of NURTEC ODT. Tell your HCP if you have any side effects.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

Biohaven Contacts

Investor Relations
Jennifer Porcelli, VP, Investor Relations
Biohaven Pharmaceuticals
jennifer.porcelli@biohavenpharma.com
+1 (201) 248-0741

Media
Mike Beyer, Media Relations Counselor
Sam Brown Inc.
mikebeyer@sambrown.com
+1 (312) 961-2502

NURTEC, NURTEC ODT and VYDURA are registered trademarks of Biohaven Pharmaceutical Ireland DAC. Neuroinnovation is a trademark of Biohaven Pharmaceutical Holding Company Ltd.